Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

212-373-3000

212-757-3990

July 13, 2011

The Hillman Group, Inc.

10590 Hamilton Avenue

Cincinnati, Ohio 45231-1764

Registration Statement on Form S-4

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-4 (the “Registration Statement”) of The Hillman Group, Inc., a Delaware corporation (the “Company”), The Hillman Companies, Inc., a Delaware corporation and indirect parent of the Company, as a guarantor (the “Parent Guarantor”), the persons listed on Schedule I hereto (together with the Parent Guarantor, the “Delaware Guarantors”) and the other subsidiaries of the Company named therein as guarantors (together with the Delaware Guarantors, the “Guarantors”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the Company’s $50,000,000 aggregate principal amount of 10.875 % Senior Notes due 2018 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

The Exchange Notes and the Guarantees are to be offered in exchange for the Company’s outstanding $50,000,000 aggregate principal amount of 10.875 % Senior Notes due 2018 (the “Initial Notes”) and the guarantees of the Initial Notes by the Guarantors. The Exchange Notes and the Guarantees will be issued by the Company and the Guarantors, respectively, in accordance with the terms of the Indenture, dated as of May 28, 2010, as amended by the First Supplemental Indenture thereto, dated as of December 29, 2010, and the Second Supplemental Indenture thereto, dated as of April 1, 2011 (as so supplemented, the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. the Registration Statement;

2. the Indenture, including as exhibits thereto the forms of Exchange Note and Guarantees, incorporated by reference as Exhibits 4.9, 4.15 and 4.18 to the Registration Statement; and

3. the Registration Rights Agreement, dated as of March 16, 2011 (the “Registration Rights Agreement”), among the Company, the Guarantors listed on Schedule I thereto and Barclays Capital Inc. and Morgan Stanley & Co. Incorporated, incorporated by reference as Exhibit 4.17 to the Registration Statement.

In addition, we have examined (i) such corporate records of the Company, and each Delaware Guarantor that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company and each Delaware Guarantor, certified by the Company and each such Delaware Guarantor, respectively, as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company and each such Delaware Guarantor relating to the issuance of the Exchange Notes and the Guarantees, certified by the Company and each such Delaware Guarantor, respectively and (ii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company and the Guarantors made in the Documents and upon certificates of public officials and the officers of the Company and the Guarantors.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, (i) that the Exchange Notes and the Guarantees will be issued as described in the Registration Statement and (ii) that the Exchange Notes and the Guarantees will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added. With regard to certain matters of state law, we have relied, with the Company’s permission, upon the opinions of Holland & Knight LLP and Bonnett, Fairbourn, Friedman & Balint, PC, filed as Exhibits 5.2 and 5.3, respectively, to the Registration Statement.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1. When duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Exchange Notes will be valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except that the enforceability of the Exchange Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

2. When the Exchange Notes are duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Guarantees will be valid and legally binding obligations of each of the Guarantors enforceable against each of the Guarantors in accordance with their terms, except that enforceability of the Guarantees may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

The opinions expressed above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/    PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

SCHEDULE I

Hillman Investment Company

SunSub C Inc.